Contact:	Jim Bauer
Investor Relations
(678) 473-2647
jim.bauer@arrisi.com
ARRIS EXPECTS UNAUDITED THIRD QUARTER 2005 RESULTS TO BE ABOVE PREVIOUS
GUIDANCE; PLANS TO IMPLEMENT SFAS 123R AND PROVIDES PRELIMINARY FOURTH QUARTER GUIDANCE
Suwanee, Ga. (October 12, 2005) ARRIS (NASDAQ:ARRS), a global telecommunications technology leader, today announced that it anticipates its unaudited financial results for the third quarter 2005 will be above the revenue and earnings guidance that the Company provided on July 27, 2005. The Company now expects that revenues for the third quarter 2005 will be in the range of $197 to $201 million with net income per share in the range of $0.16 to $0.18. These estimated results compare to previous guidance of revenues of $180 to $190 million and $0.12 to $0.15 net income per share. The improvement was driven by strong demand across all product categories. Preliminary guidance for the fourth quarter 2005, which reflects the usual seasonal budgetary effects and year end inventory management activities by the Company’s customers, is for revenues in the range of $185 to $200 million with net income per share in the range of $0.15 to $0.18. More detailed guidance for the fourth quarter 2005 and comments on the future business outlook will be discussed when the Company formally releases third quarter results after the market close on October 26, 2005 and during a conference call with Company management at 8:30am EDT on October 27, 2005.
The Company also announced that it expects to adopt the provisions of SFAS 123R in the third quarter 2005 and anticipates recording a non-cash expense of approximately $2 to $3 million in the third quarter. For clarity, the Company highlighted that it historically has recorded compensation expense under the provisions of APB 25 related to restricted stock grants and option grants subject to variable accounting. The amount of this compensation expense is detailed in the notes to the Company’s financial statements and in the second quarter of 2005 this compensation expense was $1.2 million. The Company intends to include the impact of the quarterly expense associated with equity compensation under the provisions of SFAS 123R as a line item in its Supplemental Earnings Reconciliation that it attaches to its quarterly earnings releases beginning in the third quarter 2005. Further, the Company plans to update its historic reconciliations to include the compensation expense previously recorded under the provisions of APB 25 so as to provide readers with relevant comparative information. These updates will be available on the Company’s website after the earnings release.
“We continue to be extremely pleased with the ongoing momentum of our business,” said David Potts, ARRIS EVP & CFO. “Although we have not yet fully closed the books for the third quarter, it has become apparent that our financial results are likely to exceed our previous guidance and that fact, coupled with our decision to implement provisions of SFAS 123R, caused us to decide to update the market in advance of the previously scheduled earnings release date. We also expect that backlog at the end of the third quarter increased over the second quarter and we believe that the intensification of competition in the information transport industry and the accelerating demand for bandwidth provides a catalyst for demand for ARRIS products. We plan to provide more commentary on our results, guidance for the fourth quarter and implementation of SFAS 123R on our October 27th conference call,” concluded Potts.
ARRIS provides broadband local access networks with innovative next generation high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS complete solutions enhance the reliability and value of converged services from the network to the subscriber. Headquartered in Suwanee, Georgia, USA, ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS’ products and services is found at www.arrisi.com.
Forward-looking statements:
Statements made in this press release, including those related to:
•	preliminary third quarter 2005 revenues and earnings;

•	preliminary fourth quarter 2005 revenues and earnings;

•	preliminary third quarter 2005 order backlog;

•	preliminary estimates of the impact of adopting SFAS123R;

•	the general market outlook and acceptance of ARRIS products; and

•	the timing of improvements in industry conditions
are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the third quarter 2005 and the fourth quarter of 2005 as well as the general outlook for 2005 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption;
•	several of the substantial participants in our industry, including some of our customers are in a weakened financial condition which could directly or indirectly cause a reduced demand for our products or other unexpected consequences, additionally, we cannot be certain if or when the general uncertainty in our industry will stabilize or improve.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.
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